Exhibit 99.1

DTE Gas Company

Unaudited Consolidated Financial Statements as of and for the Three Months Ended March 31, 2015

DTE Gas Company

Quarter Ended March 31, 2015

DEFINITIONS

ASU	Accounting Standards Update issued by the FASB

Company	DTE Gas Company and any subsidiary companies

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas.

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas Company and numerous non-utility subsidiaries.

DTE Gas	DTE Gas Company (an indirect wholly owned subsidiary of DTE Energy) and subsidiary companies.

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

DTE Gas Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
	2015	2014
	(In millions)
Operating Revenues	$638	$789

Operating Expenses
Cost of gas	300	429
Operation and maintenance	110	109
Depreciation and amortization	25	24
Taxes other than income	19	16
	454	578
Operating Income	184	211

Other (Income) and Deductions
Interest expense	16	15
Interest income	(2)	(2)
Other income	(2)	(2)
Other expenses	—	1
	12	12
Income Before Income Taxes	172	199

Income Tax Expense	62	72

Net Income	$110	$127

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended
	March 31,
	2015	2014
	(In millions)
Net income	$110	$127
Transfer of benefit obligations, net of taxes of $2 and $—	4	—
Comprehensive income	$114	$127

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited)

	March 31,	December 31,
	2015	2014
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$23	$—
Accounts receivable (less allowance for doubtful accounts of $18 and $23, respectively)
Customer	442	334
Affiliates	24	52
Other	2	1
Inventories
Gas	5	43
Materials and supplies	16	15
Gas customer choice deferred asset	32	89
Deferred income taxes	35	36
Notes receivable
Affiliates	25	18
Other	5	5
Regulatory assets	1	28
Other	24	19
	634	640

Investments	27	27

Property
Property, plant and equipment	4,288	4,257
Less accumulated depreciation and amortization	(1,650)	(1,635)
	2,638	2,622
Other Assets
Regulatory assets	725	733
Net investment in lease	59	60
Prepaid pension costs — affiliates	119	114
Prepaid postretirement costs — affiliates	52	45
Other	8	8
	963	960
Total Assets	$4,262	$4,249

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited) - Continued

	March 31,	December 31,
	2015	2014
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$12	$20
Other	153	194
Short-term borrowings, other	—	145
Current portion of long-term debt	140	140
Gas inventory equalization	130	—
Regulatory liabilities	6	3
Other	56	86
	497	588

Long-Term Debt (net of current portion)	959	959

Other Liabilities
Deferred income taxes	799	780
Regulatory liabilities	420	422
Accrued pension liability — affiliates	138	145
Accrued postretirement liability — affiliates	10	10
Asset retirement obligations	132	130
Other	47	46
	1,546	1,533
Commitments and Contingencies (Note 8)

Shareholder's Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	534	534
Retained earnings	726	639
Accumulated other comprehensive income (loss)	—	(4)
	1,260	1,169
Total Liabilities and Shareholder's Equity	$4,262	$4,249

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,
	2015	2014
	(In millions)
Operating Activities
Net income	$110	$127
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	25	24
Deferred income taxes	15	38
Changes in assets and liabilities:
Accounts receivable, net	(81)	(150)
Inventories	37	3
Prepaid pension costs — affiliates	(5)	(5)
Prepaid postretirement benefit costs — affiliates	(7)	(7)
Accounts payable	(33)	84
Gas inventory equalization	130	142
Accrued pension liability — affiliates	(7)	2
Regulatory assets and liabilities	37	(85)
Other assets	51	61
Other liabilities	(20)	(7)
Net cash from operating activities	252	227
Investing Activities
Plant and equipment expenditures	(55)	(44)
Notes receivable and other	(6)	(28)
Net cash used for investing activities	(61)	(72)
Financing Activities
Short-term borrowings, net - other	(145)	(96)
Short-term borrowings, net - affiliate	—	(12)
Dividends on common stock	(23)	(22)
Net cash used for financing activities	(168)	(130)
Net Increase in Cash and Cash Equivalents	23	25
Cash and Cash Equivalents at Beginning of Period	—	1
Cash and Cash Equivalents at End of Period	$23	$26

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$12	$7

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Changes in Shareholder's Equity (Unaudited)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)
	Common Stock
	Shares	Amount				Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2014	10,300	$10	$524	$639	$(4)	$1,169
Net income	—	—	—	110	—	110
Dividends declared on common stock	—	—	—	(23)	—	(23)
Transfer of benefit obligations, net of tax	—	—	—	—	4	4
Balance, March 31, 2015	10,300	$10	$524	$726	$—	$1,260

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a natural gas utility engaged in the purchase, storage, transportation, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity. DTE Gas is an indirect, wholly-owned subsidiary of DTE Energy. DTE Gas is regulated by the MPSC and the FERC.
References in this Report to “we”, “us”, “our” or “Company” are to DTE Gas and its subsidiaries, collectively.
Basis of Presentation
The Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the DTE Gas 2014 Consolidated Financial Statements furnished on Form 8-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
The Consolidated Financial Statements are unaudited, but in the Company's opinion include all adjustments necessary to present a fair statement of the results for the interim periods. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2015.
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Changes in Accumulated Other Comprehensive Income (Loss)
For the three months ended March 31, 2015 and 2014, reclassifications out of accumulated other comprehensive income (loss) were not material. Refer to Note 9 to the Consolidated Financial Statements, "Retirement Benefits and Trusteed Assets", regarding the transfer of a portion of the DTE Gas benefit obligations during the year. Changes in accumulated other comprehensive income (loss) are presented in the Consolidated Statements of Changes in Equity.
Income Taxes
The Company's effective tax rate was 36% for the three months ended March 31, 2015 and 2014, respectively.
The Company had an income tax receivable due from DTE Energy of $4 million at March 31, 2015 and $48 million at December 31, 2014.
Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $1 million and $5 million for the three months ended March 31, 2015 and 2014, respectively.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The objectives of this ASU are to improve upon revenue recognition requirements by providing a single comprehensive model to determine the measurement of revenue and timing of recognition. The core principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. This ASU also requires expanded qualitative and quantitative disclosures regarding the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. The revenue standard is effective for the first interim period within annual reporting periods beginning after December 15, 2016 and is to be applied retrospectively. Early adoption is not permitted. The Company is currently assessing the impact of this ASU on its Consolidated Financial Statements.
In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. This ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This ASU is effective for reporting periods beginning after December 15, 2015 and interim periods therein. It is to be applied retrospectively and early adoption is permitted. The Company is currently assessing the impact of this ASU on its Consolidated Financial Statements.

NOTE 4 — ASSET RETIREMENT OBLIGATIONS
A reconciliation of the asset retirement obligation for the three months ended March 31, 2015 follows:

(In millions)
Asset retirement obligations at December 31, 2014	$130
Accretion	2
Asset retirement obligations at March 31, 2015	$132

NOTE 5 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at March 31, 2015 and December 31, 2014. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established, that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Fair Value of Financial Instruments
The fair value of financial instruments included in the table below is determined by using quoted market prices when available. When quoted prices are not available, pricing services may be used to determine the fair value with reference to observable interest rate indexes. The Company has obtained an understanding of how the fair values are derived. The Company also selectively corroborates the fair value of its transactions by comparison of market-based price sources. Discounted cash flow analyses based upon estimated current borrowing rates are also used to determine fair value when quoted market prices are not available. The fair values of notes receivable, excluding capital leases, are estimated using discounted cash flow techniques that incorporate market interest rates as well as assumptions about the remaining life of the loans and credit risk. Depending on the information available, other valuation techniques may be used that rely on internal assumptions and models. Valuation policies and procedures are determined by the Company's Treasury Department which reports to the Company's Vice President and Treasurer.
The following table presents the carrying amount and fair value of financial instruments as of March 31, 2015 and December 31, 2014:

	March 31, 2015				December 31, 2014
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable — affiliates	$25	$—	$—	$25	$18	$—	$—	$18
Short-term borrowings — other	$—	$—	$—	$—	$145	$—	$145	$—
Long-term debt	$1,099	$—	$1,065	$174	$1,099	$—	$1,162	$68

NOTE 6 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. Gains or losses from the ineffective portion of cash flow hedges are recognized in earnings immediately. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.
The Company's primary market risk exposure is associated with commodity prices, credit and interest rates. The Company has risk management policies to monitor and manage market risks. DTE Gas purchases, stores, transports, distributes and sells natural gas and sells storage and transportation capacity. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2018. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

NOTE 7 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
DTE Gas has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the facility are available at prevailing short-term interest rates. In April 2015, DTE Gas entered into a third amended and restated five-year unsecured revolving credit agreement. The agreement's expiration was amended from April 2018 to April 2020. At March 31, 2015, there were no amount outstanding against the facility, while there was $145 million outstanding against the facility at December 31, 2014.
The agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. At March 31, 2015, the total funded debt to total capitalization ratio for DTE Gas is 0.47 to 1 and is in compliance with this financial covenant.

NOTE 8 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The facilities, which produced gas, have been designated as MGP sites. DTE Gas owns or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of four of the MGP sites is complete and the sites are closed. We have also completed partial closure of two additional sites. Cleanup activities associated with the remaining sites will be continued over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases and underground storage tank locations. As of March 31, 2015 and December 31, 2014, the Company had $23 million and $24 million accrued for remediation, respectively. Any change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC for DTE Gas, which allows DTE Gas to amortize the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company’s results of operations.
Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform and may provide guarantees in certain indemnification agreements. Finally, the Company may provide indirect guarantees for the indebtedness of others.
Labor Contracts
There are several bargaining units for the Company's approximately 1,100 represented employees. The majority of the represented employees are under contracts that expire in 2017.
Purchase Commitments
As of March 31, 2015, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term natural gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1.0 billion from 2015 through 2051. In addition, DTE Gas has made certain commitments in connection with 2015 capital expenditures and contributions to equity method investees that are expected to be approximately $300 million.
Bankruptcies
Certain of the Company's customers and suppliers have filed for bankruptcy protection under the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and suppliers and their purchase and sale contracts and records provisions for amounts considered at risk of probable loss. The Company believes its accrued amounts are adequate for probable loss.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Other Contingencies
The Company is involved in certain other legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Company's operations or financial statements in the periods they are resolved.

NOTE 9 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The following table details the components of net periodic benefit costs for pension benefits and other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
	2015	2014	2015	2014
	(In millions)
Three Months Ended March 31
Service cost	$5	$4	$2	$2
Interest cost	12	11	4	5
Expected return on plan assets	(20)	(18)	(10)	(9)
Amortization of:
Net actuarial loss	11	8	2	1
Prior service credit	—	—	(7)	(8)
Net periodic benefit cost (credit)	$8	$5	$(9)	$(9)
Pension and Other Postretirement Contributions
At the discretion of management, and depending upon financial market conditions, the Company may make up to $30 million in contributions to its pension plans in 2015 and up to $20 million in contributions to its other postretirement benefit plans in 2015.
Plan Changes
In 2015, certain executive retirement benefit plans were amended to transfer the obligation for benefits as attributed to DTE Energy Corporate Services, LLC (LLC), a subsidiary of DTE Energy. The related plan liabilities were transferred from DTE Gas to LLC.